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                      June 16, 2023

       Al Swanson
       Chief Financial Officer
       Plains GP Holdings LP
       333 Clay Street, Suite 1600
       Houston , Texas 77002

                                                        Re: Plains GP Holdings
LP
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 001-36132

       Dear Al Swanson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation